Exhibit 5.1


                    [Ballard Spahr Andrews & Ingersoll, LLP]


                                                September 11, 2002


Equity One, Inc.
1696 N.E. Miami Gardens Drive
North Miami Beach, FL  33179

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have served as Maryland counsel to Equity One, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the registration of up to 3,607,500 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Shares"), covered by the above-referenced Registration Statement and all amendments thereto (the "Registration Statement"), as filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"). Up to 1,385,240 of the Shares are issuable pursuant to awards which may be granted under the Company's Amended and Restated 2000 Executive Incentive Compensation Plan (the "2000 Plan"); up to 318,169 of the Shares are issuable pursuant to the exercise of stock options granted under the Company's 1995 Stock Option Plan (the "1995 Plan"); and 638,581 of the Shares are issuable pursuant to the exercise of stock options previously granted under the 2000 Plan (collectively, the "Future Shares"). 432,429 of the Shares were issued as restricted stock under the 2000 Plan; 725,581 of the Shares issued upon the exercise of stock options previously granted under the 2000 Plan and the 1995 Plan (collectively, the "Plans"); and 107,500 of the Shares were issued as restricted stock pursuant to written compensation agreements between the Company and certain employees, officers and directors (collectively, the "Restricted Shares").

     In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

     1. The Registration Statement, including the related form of prospectus included therein, in the form in which it will be transmitted by the Company to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

     2. The charter of the Company (the "Charter"), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the "SDAT");

     3. The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

     4. Resolutions adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the issuance, sale and registration of the Shares (the "Resolutions"), certified as of the date hereof by an officer of the Company;

     5. The 2000 Plan, certified as of the date hereof by an officer of the Company;

     6. The 1995 Plan, certified as of the date hereof by an officer of the Company;

     7. A certificate executed by an officer of the Company, dated as of the date hereof; and

     8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

     1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

     2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

     3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

     4. All Documents submitted to us as originals are authentic. The form and content of the Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

     5. The Restricted Shares have not been, and the Shares will not be, transferred in violation of any restriction or limitation contained in the Charter.

     6. Each option upon the exercise of which Restricted Shares were issued and Future Shares will be issued was duly authorized and validly granted pursuant to the Plans, and in the case of the Future Shares, will be validly outstanding and exercised in accordance with its terms and the terms of the Plans at the time of any exercise of such option.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

     1. The Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

     2. The Future Shares are duly authorized and, when and if issued and delivered against payment therefor and otherwise in the manner described in the Resolutions and the Registration Statement and the 1995 Plan or the 2000 Plan, as applicable, will be (assuming that upon any such issuance the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares that the Company is then authorized to issue under the Charter) validly issued, fully paid and nonassessable.

     3. The Restricted Shares have been duly authorized and are validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities (or "blue sky") laws, including the securities laws of the State of Maryland, any federal or state laws regarding fraudulent transfers, or any real estate syndication laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

     We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

     This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity without, in each instance, our prior written consent.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP

Ballard Spahr Andrews & Ingersoll, LLP